EXHIBIT 99.2
GORDON ELLIS
1569 Dempsey Road, North Vancouver, B.C., CANADA V7K 1S8
Phone (604) 980 0834     Fax (604) 904 4105



16 August 2006

The Board of Directors
El Capitan Precious Metals, Inc.
14301 North 87th Street
Scottsdale, AZ  85260


Dear Sirs:

Thank you for your recent explanation regarding the information received by Dr. Smith. Based on this most recent information, I retract all prior correspondence since August 5th other than my resignation letter.

Regarding my resignation as a director, as you are aware, I am a director of US Oil and International Absorbents, both public companies, as well as director of a number of private organizations. I also hold the positions of Chairman and President of International Absorbents and as such, the Board of International Absorbents has required that I focus more time on that company and less on other directorships. As my prime source of income and business interest at this time, I will do as they request. Directorship of El Capitan, my most recent new position, is an unfortunate casualty.

I believe that you have a potential ore body in the El Capitan project, wish you the best and would consider joining the Company again in the future if my situation changes.


Very truly yours,

      /s/ Gordon Ellis
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Gordon Ellis